ADVANTAGE LEARNING SYSTEMS, INC.
               1997 STOCK INCENTIVE PLAN
     (as amended and restated on October 23, 1997)



          1.  Objectives.  The Advantage Learning
Systems, Inc. 1997 Stock Incentive Plan is designed to attract and retain certain selected officers and key employees and non-employee directors and consultants whose skills and talents are important to the Company's operations, and reward them for making major contributions to the success of the Company. These objectives are accomplished by making awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

          2.  Definitions.

               (a)  "Award" shall mean the grant of any
     form of stock option, stock appreciation right, or stock award, whether granted singly, in combination or in tandem, to a Plan Participant pursuant to such terms, conditions, performance requirements, and limitations as the Board or Committee may establish in order to fulfill the objectives of the Plan.

               (b)  "Award Agreement" shall mean an
     agreement between the Company and a Participant that sets forth the terms, conditions, performance requirements, and limitations applicable to an Award.

               (c)  "Board" shall mean the Board of
     Directors of Advantage Learning Systems, Inc.

               (d)  "Cause" shall mean termination of a
     Participant's employment with the Company for (i) any failure of the Participant to substantially perform his duties with the Company (other than by reason of illness) which occurs after the Company has delivered to the Participant a demand for performance which specifically identifies the manner in which the Company believes the Participant has failed to perform his duties, (ii) the commission by the Participant of any act of dishonesty or disloyalty involving the Company or its business, or (iii) the conviction of the Participant of a felony or misdemeanor which, in the reasonable judgment of the Committee, is substantially related to the employee's position with the Company.

               (e)  "Change in Control" shall mean any
     of the following events:

               i) the acquisition by an individual,
     entity or group (within the meaning of Section
     13(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule
     13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding
     Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company
     Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of
     Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this Section 2(e) or (e) any acquisition by a "related person" as defined below; or

          ii)  individuals who, as of the date hereof,
     constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

          iii)  consummation of a reorganization,
     merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company for which approval of the shareholders of the Company is required (a
     "Business Combination"), in each case, unless, immediately following such Business Combination,
     (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common
     Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination
     (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding
     Company Common Stock and Outstanding Company
     Voting Securities, as the case may be, (b) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or a related person, as defined below) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding Common Stock of the Corporation resulting from such Business
     Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business
     Combination and (c) at least a majority of the members of the Board of Directors of the corporation resulting from such Business
     Combination were members of the Incumbent Board at the time of the execution of he initial agreement, or of the action of the Board, providing for such Business Combination; or

          iv) approval by the shareholders of the
     Company of a complete liquidation or dissolution of the Company.

     For the purposes hereof, a "related person" shall mean any one or more members of a group consisting of (a) Terrence and Judith Paul, their issue and/or spouses of their issue; (b) a trust or estate of which one or more persons described in
     (a) are beneficiaries; (c) a corporation or other entity in which any one or more persons, trusts or estates described in (a) and/or (b) own a majority of the profits of such entity; or (d) any corporation or other entity which is controlled by any corporation or other entity described in (c), above.

               (f)  "Common Stock" or "stock" shall
     mean the authorized and issued or unissued $0.01 par value common stock of the Company.

               (g)  "Code" shall mean the Internal
     Revenue Code of 1986, as amended from time to time.

               (h)  "Committee" shall mean the
     Compensation Committee of the Board of Directors of Advantage Learning Systems Inc. The Committee shall be comprised of at least two non-employee directors, all of whom are "disinterested" within the meaning of Rule 16b-3 promulgated under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code.

               (i)  "Company" shall mean Advantage
     Learning Systems, Inc. and its subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which Advantage Learning Systems Inc. has a significant equity interest, as determined in the sole discretion of the Committee.

               (j)  "Fair Market Value" shall mean the
     closing sale price of  Common Stock on the NASDAQ
     National Market System as reported in the Midwest
     Edition of the Wall Street Journal for the date in question, provided that, if no sales of Common
     Stock were made on said exchange on that date, "Fair Market Value" shall mean the closing sale price of Common Stock as reported for the most recent preceding day on which sales of Common
     Stock were made on exchange, or, failing any such sales, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Treasury
     Department.

               (k)  "Participant" shall mean a current
     or prospective employee, non-employee director or consultant of the Company to whom an Award has been made under the Plan.

               (l)  "Plan" shall mean the Advantage
     Learning Systems, Inc. 1997 Stock Incentive Plan.

               (m)  "Retirement" shall mean termination
     of employment with the Company or service as a member of the Board after the attainment of age 62 with at least ten years of service with the Company or the Board.

          3.  Eligibility.  Current and prospective
employees, non-employee directors and consultants of the Company eligible for an Award under the Plan are those who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Board, the Committee or the management of the Company, can have a significant effect on the success of the Company.

          4.  Common Stock Available for Awards.  The
number of shares that may be issued under the Plan for Awards granted wholly or partly in stock during the term of the Plan is 1,500,000, subject to adjustment as provided in Section 14 hereof, provided that not more than 750,000 shares may be subject to incentive stock options. Included in this share limit are Awards denominated in units of stock that may be redeemed or exercised for cash as well as for stock. The Company shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Common Stock available for issuance pursuant to Awards. Common Stock related to Awards that are forfeited, terminated, expire unexercised, settled in cash in lieu of stock or in such manner that all or some of the shares covered by an Award are not issued to a Participant, shall immediately become available for Awards. No employee shall be eligible to receive
Awards aggregating more than 750,000 shares of Common
Stock reserved under the Plan during the term of the Plan, subject to adjustment as provided in Section 14 hereof.

          5.  Administration.  The Plan shall be
administered by the Board prior to the initial public offering of the Common Stock (the "IPO"), and after the IPO by the Committee, which shall respectively have full and exclusive power to interpret the Plan, to determine which current and prospective employees, non-employee directors and consultants are Plan
Participants, to grant waivers of Award restrictions, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. These powers include the adoption of modifications, amendments, procedures, subplans and the like as are necessary to comply with provisions of the laws and regulations of the countries in which the Company operates in order to assure the viability of Awards granted under the Plan and to enable Participants regardless of where employed to receive advantages and benefits under the Plan and such laws and regulations. Notwithstanding the foregoing, any Award made to a non-employee director must be approved by the Board.

          6.  Delegation of Authority.  The Committee
may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish.

          7.  Awards.  The Committee shall determine
the type or types of Award(s) to be made to each Participant and shall set forth in the related Award
Agreement the terms, conditions, performance requirements, and limitations applicable to each Award including, but not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attaining growth rates, and other comparable measurements of Company performance. Awards may include, but are not limited to, those listed in this Section 7. Awards may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under any other employee plan of the Company, including the plan of any acquired entity. In all events, upon the occurrence of a Change in Control, all Awards will become fully vested and immediately exercisable.

               (a)  Stock Option.  A grant of a right
     to purchase a specified number of shares of Common
     Stock the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant, as determined by the Committee. A stock option may be in the form of a nonqualified stock option or an incentive stock option ("ISO"). An
     ISO, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock for which ISOs are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000; that ISOs shall be priced at not less than 100% of the Fair Market Value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of Section 422 of the
     Code); and that ISOs shall be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company).

               (b)  Stock Appreciation Right.  A right
     to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the stock appreciation right ("SAR") is exercised over the Fair Market Value on the date of grant of the SAR as set forth in the applicable
     Award Agreement.

               (c)  Stock Award.  An Award made in
     stock or denominated in units of stock.  Such
     Awards may be based on Fair Market Value or other specified valuation with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee and as set forth in the Award
     Agreement.

          8. Payment of Awards. Payment of Awards may be made in the form of cash, stock or combinations thereof and may include such restrictions as the Committee shall determine, including in the case of stock, restrictions on transfer and forfeiture provisions. When transfer of stock is so restricted or subject to forfeiture provisions, it is referred to as "Restricted Stock." The Committee may permit selected
Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee which are intended to permit such deferrals to comply with applicable requirements of the Code including, at the choice of Participants, the capability to make further deferrals for payment after retirement. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in stock or units of stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in stock or units of stock.

          9.  Stock Option Exercise.  The price at
which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or, if permitted by the Committee, by means of tendering Common Stock, either directly or by attestation, valued at Fair Market Value on the date of exercise, or any combination thereof.

          10. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Company may defer making delivery with respect to cash and/or Common
Stock obtained pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Common
Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the tax withholding is required to be made.

          11.  Amendment, Modification, Suspension or
Discontinuance of the Plan. The Board may terminate the Plan or make such modifications or amendments thereto as it shall deem advisable in order to conform to any law or regulation applicable thereto; provided, however, that the Board may not, unless otherwise permitted under applicable law, without further approval of the shareholders of the Company, adopt any amendment to the Plan which would cause the Plan to no longer comply with Section 162(m) of the Code, or any successor provision or other regulatory requirements.
No such termination, modification or amendment of the Plan may, without the consent of a Participant, adversely affect the rights of such Participant under an outstanding Award then held by the Participant.

          12.  Termination of Employment.  If the
employment of a Participant terminates, or a non-employee director no longer serves on the Board, other than pursuant to paragraphs (a) through (c) of this
Section 12, all unexercised, deferred and unpaid Awards shall terminate 90 days after such termination of employment or service, unless the Award Agreement provides otherwise, and during such 90-day period shall be exercisable only to the extent provided in the Award
Agreement. Notwithstanding the foregoing, if a Participant's employment is terminated for Cause, to the extent the Award is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination. In all events, an Award will not be exercisable after the end of its term as set forth in the Award Agreement.

               (a)  Retirement.  When a Participant's
     employment or service terminates as a result of Retirement, or early retirement with the consent of the Committee, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to continue in effect beyond the date of Retirement, or early retirement, and/or the exercisability and vesting of any Award may be accelerated.

               (b)  Resignation in the Best Interests
     of the Company. When a Participant resigns from the Company or the Board and, in the judgment of the chief executive officer or other senior officer designated by the Committee, the acceleration and/or continuation of outstanding
     Awards would be in the best interests of the Company, the Committee may (i) authorize, where appropriate, the acceleration and/or continuation of all or any part of Awards granted prior to such termination and (ii) permit the exercise, vesting and payment of such Awards for such period as may be set forth in the applicable Award Agreement.

               (c)  Death or Disability of a
     Participant.

                         (i)  In the event of a
          Participant's death, the Participant's estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; if none, then
          (b) to a legal representative of the
          Participant; if none, then (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Subject to subparagraph (iii) below, Awards so passing shall be exercised or paid out at such times and in such manner as if the Participant were living.

                         (ii)  In the event a
          Participant is deemed by the Company to be disabled within the meaning of Section
          22(e)(3) of the Code, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement.
          Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

                         (iii)  After the death or
          disability of a Participant, the Committee may in its sole discretion at any time (1) terminate restrictions in Award Agreements;
          (2) accelerate any or all installments and rights; and (3) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant's estate, beneficiaries or representative, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries.

                         (iv)  In the event of
          uncertainty as to interpretation of or
          controversies concerning this paragraph (c) of Section 12, the Committee's determinations shall be binding and conclusive.

               (d)  No Employment Rights.  The Plan
     shall not confer upon any Participant any right with respect to continuation of employment by the Company or service on the Board, nor shall it interfere in any way with the right of the Company to terminate any Participant's employment or service on the Board at any time.

          13. Nonassignability. Except as provided in subsection (c) of Section 12 and this Section 13, no Award or any other benefit under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted. Notwithstanding the foregoing, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to be transferred to members of the Participant's immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests. For purposes of the preceding sentence, "immediate family" shall mean a Participant's spouse, issue, and spouses of his issue.

          14. Adjustments. In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Committee may adjust proportionally (a) the number of shares of Common Stock
(i) reserved under the Plan, (ii) available for ISOs,
(iii) for which Awards may be granted to an individual
Participant, and (iv) covered by outstanding Awards denominated in stock or units of stock; (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume Stock Options, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Stock Options for previously issued Stock Options or an assumption of previously issued Stock Options.

          15.  Notice.  Any notice to the Company
required by any of the provisions of the Plan shall be addressed to the chief human resources officer or to the chief executive officer of the Company in writing, and shall become effective when it is received by the office of either of them.

          16.  Unfunded Plan.  The Plan shall be
unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of cash, Common Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.
Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

          17.  Governing Law.  The Plan and all
determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Wisconsin and construed accordingly.

          18.  Effective and Termination Dates.  The
effective date of the Plan, as amended and restated, is October 23, 1997. The Plan shall terminate on March
28, 2007 subject to earlier termination by the Board pursuant to Section 11, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

          19.  Other Benefit and Compensation Programs.
Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant's regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.